Exhibit 3.9

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

GENTEK RESTRUCTURING, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

The undersigned, J. Herbert Gaul, Jr., certifies that:

1. He is the executive vice president, chief financial officer and secretary of Gentek Restructuring, Inc., a Delaware corporation.

2. The following provision of the certificate of incorporation of this corporation are amended in full to read as follows:

ARTICLE 1

NAME

“The name of this corporation is Gentek Building Products, Inc. (the “Corporation”).”

3. The foregoing amendment to the certificate of incorporation bas been declared advisable and duly authorized by resolution of the Board of Directors pursuant to Sections 141(f) and 242 of the Delaware General Corporation Law.

4. The foregoing amendment to the certificate of incorporation bas been duly approved by the written consent of stockholders in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of July 17 1997.

/s/ J. Herbert Gaul, Jr.
J. Herbert Gaul, Jr. Executive Vice President, Chief Financial Officer and Secretary